                                                                EXHIBIT 6


                                 April 30, 1999

Ladies and Gentlemen:

       In my capacity as Associate Actuary - Development of National Life Insurance Company, I have provided actuarial advice concerning: (a) the preparation of Post-Effective Amendment No. 2 to a registration statement for National Variable Life Insurance Account filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of Last Survivor Flexible Premium Adjustable Benefit Variable Life Insurance Policies (the "Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

       It is my professional opinion that:

       (1) The illustrations of Death Benefits, Cash Surrender Values, and accumulated premiums in Appendix A of the prospectuses (the "Prospectuses") contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the assumptions stated in the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchasers of Policies, who are male nonsmokers age 40 in the preferred rate class, than to prospective purchasers of Policies for males or females at other ages or other rate classes.

       (2) The information contained in the examples in the sections of the prospectuses entitled "Detailed Description of Policy Provisions," "Charges and Deductions," and "Policy Rights," based on the assumptions stated in the examples, is consistent with the provisions of the Policies.

       I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement and the use of my name under the heading "Experts" in the prospectuses contained in the Registration Statement.

                                   Sincerely,

                                   Elizabeth H. MacGowan, F.S.A., M.A.A.A.
                                   Associate Actuary